POWER OF ATTORNEY

        The undersigned do hereby appoint Albert Henry and Tom Mason, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned solely in respect of the ownership of equity securities in MSO Holdings, Inc. deemed held by the undersigned and to be reported pursuant to Sections 13(d), 13(f), 13(g) or 16 of the Securities Exchange Act of 1934, as amended, (the “Act”) and to execute joint filing agreements with respect to such filings.

        IN WITNESS WHEREOF, this Power of Attorney has been executed as of the 3 day of October, 2005.

/s/ Craig Jeffries Signature

Craig Jeffries Name/Title